FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person

     DAHL                            JAMES                  H.
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   (Last)                            (First)              (Middle)

     1200 RIVERPLACE BLVD, SUITE 902
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                                    (Street)

     JACKSONVILLE                    FLORIDA                32207
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     04/30/99
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name AND Ticker or Trading Symbol

     GEHL COMPANY (GEHL)
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5.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
COMMON STOCK                             10,000                       D
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COMMON STOCK                            145,100 (1)                   I                   By trust for benefit of Reporting Person's
                                                                                          son
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COMMON STOCK                            142,000 (1)                   I                   By trust for benefit of Reporting Person's
                                                                                          daughter
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COMMON STOCK                            332,200 (1)                   I                   By limited partnership of which Reporting
                                                                                          Person is the general partner
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COMMON STOCK                             22,000 (1)                   I                   By Reporting Person's Grantor Retained
                                                                                          Annuity Trust
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

(1) Reporting Person disclaims any beneficial ownership in these shares in excess of his pecuniary interest therein.



/s/ James H. Dahl                                                5/28/98
---------------------------------------------            -----------------------
JAMES H. DAHL
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.